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                                                                   EXHIBIT 10.10

                              LAND LEASE AGREEMENT

Based on the principles of equality, mutual benefit and compensated use, Weifang Neo-Luck (Group) Corporation ("Party A") and Weifang Fuhua Amusement Park Co., Ltd. ("Party B"), after friendly negotiations, hereby conclude the following agreement with regard to matters related to Party B leasing land from Party A:

Article 1: Area and Location of Leased Land

It is agreed by both Parties that Party B shall lease from Party A land located in Weifang Hi-Tech Development Zone at East End of Dongfeng Street, fronting Weifang Fuhua Hotel on the south. The gross area is 235,680 square meters, in which the first phase of project shall take 168,380 square meters, and the second phase 67,300 square meters.

Article 2: Rent

In accordance with relevant policies of the State and standard rents established by the Board of Directors of Fuhua Amusement Park Co., Ltd., it is agreed by both Parties that during the land lease term, Party B shall pay to Party A an annual rent of five million RMB, in which three million five hundred thousand RMB shall be paid for land used for the first phase and one million five hundred thousand RMB for land used for the second phase. Party B shall pay the annual land fee stipulated by the State.

Article 3: Lease Term

The land lease term shall be from November 1, 2000 to October 31, 2005. Party A warrants that it shall lease to Party B the land to be used by Party B.

Article 4: Payment of Rent

Party B shall pay RMB 415,000 to Party A on a monthly basis and settle the account at the end of each year. The site lease shall begin November 1, 2001. Party B shall pay the rent to Party A on a timely basis and shall not delay payment of the rent, notwithstanding any cause. A late penalty of 5% of the monthly rent shall be charged for every delay of a month.

Article 5: Land Use Regulations

1. The development activities and land use carried out by Party B within the boundaries of the leased land shall comply with relevant laws and regulations of the People's Republic of China ("PRC") and applicable policies of the Province and the City, and no such activity


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     shall harm the public interest, such legal rights and interest being protected by the laws of the State.

2.   The State shall remain the owner of the land leased by Party B from Party
     A. Therefore, Party B shall have only the right to use, but not ownership of, the land, and such land use right is not transferable. Prior to the construction of any necessary facilities on the land lot, Party B shall draft a plan for such construction and may only begin construction after receiving approval for such plan from Party A.

3. Underground resources, buried items and public infrastructure and utilities shall not be within the scope of the land use right granted.

4. Without Party A's consent, the land lot shall not be used by Party B as collateral.

5. Party B shall properly protect boundary markers set by the City's Land Administration and shall not move them without authorization. If the boundary markers are damaged or moved, Party B shall submit a timely written report to Party A requesting resetting and shall bear all related costs.

6. Party B shall ensure that waste liquid within the boundaries of the land lot and any discharge that might affect the environment shall be reliably processed and that there shall be no damage or contamination to the surrounding environment.

7. Party B shall properly protect all public facilities within the boundaries of the land lot, otherwise Party B shall bear all costs arising from repairing such facilities.

8. During the period when the land shall be used, Party A shall have the right to monitor and inspect use of the land by Party B.

Article 6:  Expiration of Term

In the event that Party B needs to continue to use the land upon expiration of the lease term, Party B shall have priority by submitting an application for extension to Party A 180 days before the term expires, provided that Party B shall have complied with relevant regulations. Party A and Party B shall then enter into an extension agreement on lease term, rent and other terms.

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Article 7:  Breach of Contract

Both Party A and Party B shall abide by provisions under this Agreement. A Party may terminate this Agreement in the event that the other Party should fail to perform under this Agreement, and shall have the right to claim compensation for the losses it suffers due to the breach by the other Party.

Article 8:    Dispute Settlement

Any dispute arising out of performance under this Agreement or related to this Agreement shall be settled through friendly negotiations by both Parties. In the event that negotiations should fail to settle the dispute, the two Parties shall then engage in joint mediation. In the event of failure of mediation, the dispute shall be submitted for arbitration.

Article 9:   Effectiveness

This Agreement shall become effective on the date of signature by both Parties' representatives.

Party A                            Party B

Weifang Neo Luck (Group)           Weifang Fuhua Amusement Park Co., Ltd. (Seal)
Corporation (Seal)

Representative:                    Representative:



                                   Date: October 30, 2000